Exhibit 5.1

Burton, Bartlett & Glogovac

427 West Plumb Lane

Reno, Nevada 89509-3766

Phone: (775) 333-0400

Fax: (775) 333-0412

July 23, 2014

LiqTech International, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

Ladies and Gentlemen:

We have acted as your counsel in connection with the Prospectus Supplement dated July 16, 2014 (the “Supplement”), which supplements the Prospectus dated June 13, 2014 as amended on July 2, 2014 (the “Prospectus ”), each forming a part of a Registration Statement on Form S-3 (Reg. No. 333-196750) as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the issuance by the Company of (i) up to 6,956,522 shares of common stock, par value $0.001 per share, of the Company to be sold pursuant to the underwriting agreement described in the Supplement (the “Firm Shares”), and (ii) up to 1,043,478 shares of common stock of the Company issuable to the underwriter pursuant to the option in favor of the underwriter as described in the Supplement to cover over-allotments, if any (the “Option Shares”).

You have requested our opinion as to the matters set forth below in connection with the Supplement and the Registration Statement. For purposes of rendering this opinion, we have examined the Supplement, the Prospectus, the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws , and the corporate actions of the Company that authorize the issuance of the shares of common stock of the Company identified above, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any shares of common stock issued after the date of this letter. We have not verified any of these assumptions.

LiqTech International, Inc.

July 23, 2014

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws . We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Firm Shares and the Option Shares subject to issuance pursuant to the Supplement are duly authorized for issuance by the Company and, when issued and paid for as described in the Supplement, will be validly issued, fully paid, and nonassessable,

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K incorporated by reference into the Supplement and Registration Statement and to the reference to this firm under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s / Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac